NEWS RELEASE

OCTOBER 24, 2005

FOR IMMEDIATE RELEASE

CONTACT:	Andy L. Nemeth

PATRICK INDUSTRIES, INC.

REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

Elkhart, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer of Patrick Industries, Inc. (Nasdaq: PATK – News), announced operating results for the quarter and nine month period ended September 30, 2005. Net sales for the third quarter increased 1.1%, from $80,261,000 in the third quarter of 2004 to $81,132,000 in the third quarter of 2005. Year to date net sales increased approximately 6.6%, from $224,594,000 for the nine month period ending September 30, 2004 to $239,507,000 in the same period of 2005. Net income for the third quarter decreased $528,000, or $.11 per share, from $667,000, or $.14 per share in 2004 to $139,000, or $.03 per share in 2005. Year to date net income decreased $454,000, or $.10 per share, from $700,000 in the nine month period ended September 30, 2004 to $246,000 in the same period in 2005. The 2004 operating results include an increase in the allowance for doubtful accounts related to one customer of approximately $450,000, or $.06 per share, net of tax, and a gain on sale of a building of approximately $158,000, or $.02 per share, net of tax. Mr. Hassler said, “Exclusive of the increased demand due to the destruction from the hurricanes in the South, market conditions in the Manufactured Housing and Recreational Vehicle industries have been fairly soft for the year. Margin erosion caused by competitive pressures in these two major markets that we serve has resulted in less gross profit as a percentage of net sales for both the quarter and year to date, and increased interest expense due to increased long term debt resulted in lower net income and earnings per share.”

The Company’s sales to the Manufactured Housing industry, which represents approximately 43% of its revenue base, increased approximately 14% from year to year through September 2005. Sales to the Recreational Vehicle industry, which represents 29% of the Company’s revenue base, decreased approximately 1% through September 2005, and sales to the Industrial and other markets, representing 28% of the revenue base, improved approximately 6% through September 2005. Market data through August 2005 includes Manufactured Housing shipments increasing approximately 2% and Recreational Vehicle shipments down slightly from period to period. Market data in the Industrial and other market sectors is difficult to gauge based on the wide variety of products and lack of available information.

Mr. Hassler said, “We are pleased with the decreased inventory levels and improved cash flow, and we continue our focus to increase revenues and capacity utilization in order to improve operating efficiencies and profits. The Company is currently structured to increase its revenue base significantly without adding a corresponding amount of overhead and thus achieve increased contribution with increased sales. We continually evaluate our cost structure to ensure that costs remain aligned with revenues and our strategic focus. As we head into the fourth quarter, we are seeing increased order rates as a direct result of the ramp up of production from our major customers due to the number of units ordered from FEMA. While levels of material supply required has been difficult to secure based on the volume of FEMA units needed in the short period of time, our vendors have been very supportive in partnering with Patrick to help meet customer needs. As a major supplier to the customers who are being called to aid in this initiative, we are proud to be able to contribute to the relief efforts.”

Patrick Industries is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Furniture, Marine, and other Industrial markets and operates coast to coast in thirteen states.

# # #

                                                      PATRICK INDUSTRIES, INC.
                                                   UNAUDITED FINANCIAL HIGHLIGHTS

     INCOME STATEMENT
     ----------------
                                                           THREE MONTHS ENDED                              NINE MONTHS ENDED
                                                                   SEPTEMBER 30                                SEPTEMBER 30
                                                        2005                 2004                  2005               2004
                                                        ----                 ----                  ----               ----

Net sales                                       $   81,132,000         $   80,261,000       $  239,507,000         $   224,594,000
Cost of goods sold                                  71,905,000             69,848,000          211,914,000             197,050,000
Warehouse and delivery expenses                      3,351,000              3,544,000           10,333,000              10,218,000
Selling, general, and
  administrative expenses                            5,208,000              5,537,000           15,755,000              15,663,000
Interest expense, net                                  436,000                211,000            1,095,000                 487,000
                                                --------------         --------------       --------------         ---------------
  Income before income taxes                           232,000              1,121,000              410,000               1,176,000
Income taxes                                            93,000                454,000              164,000                 476,000
                                                --------------         --------------       --------------         ---------------

    NET INCOME                                  $      139,000        $       667,000       $      246,000         $       700,000
                                                ==============         ==============       ==============         ===============

EARNINGS PER COMMON SHARE                       $          .03        $           .14       $          .05         $           .15
                                                ==============         ==============       ==============         ===============

Weighted average shares outstanding                  4,779,562              4,731,127            4,762,740               4,689,827

     BALANCE SHEET
     -------------
                                                                                       SEPTEMBER 30
                                                                               2005                 2004
                                                                               ----                 ----

CURRENT ASSETS
  Cash and cash equivalents                                            $      209,000      $        40,000
  Trade receivables, net                                                   24,426,000           24,467,000
  Inventories                                                              36,176,000           37,535,000
  Prepaid expenses                                                            981,000              998,000
  Deferred tax assets                                                       1,658,000            1,954,000
                                                                       --------------      ---------------
    Total current assets                                                   63,450,000           64,994,000
                                                                       --------------      ---------------

PROPERTY AND EQUIPMENT, NET                                                39,130,000           33,181,000
                                                                       --------------      ---------------

OTHER ASSETS                                                                2,885,000            2,954,000
                                                                       --------------      ---------------

    TOTAL ASSETS                                                       $  105,465,000       $  101,129,000
                                                                       ==============      ===============

CURRENT LIABILITIES
  Current maturities of long-term debt                                 $    2,072,000       $    3,671,000
  Short-term borrowings                                                         - - -            5,900,000
  Accounts payable and accrued liabilities                                 21,884,000           23,434,000
                                                                       --------------      ---------------
    Total current liabilities                                              23,956,000           33,005,000
                                                                       --------------      ---------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                    17,728,000            4,800,000
                                                                       --------------      ---------------

OTHER LONG-TERM LIABILITIES                                                 2,622,000            2,519,000
                                                                       --------------      ---------------

SHAREHOLDERS' EQUITY                                                       61,159,000           60,805,000
                                                                       --------------      ---------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $  105,465,000       $  101,129,000
                                                                       ==============      ===============